Exhibit 99.1
Embarr Downs Acquires Initial Thoroughbred and Launches Into the Multi-Billion Dollar Thoroughbred Racing Industry

Embarr Downs, Inc. (OTCQB: EMBR) announced today that its wholly owned subsidiary has acquired its initial thoroughbred and has launched into the multi-billion dollar thoroughbred racing industry.

Currently, a select few have elite access to the tracks, clubs, horses, and lifestyle associated with Thoroughbred racing seen in the Kentucky Derby, the Preakness, or the Belmont Stakes. Now, shareholders of Embarr Downs will be able to access those benefits through the Company's portfolio of race horses. By redefining the benefits of shareholders and owners alike, our shareholders are provided access to a level of the sport that would otherwise be unavailable to them.

The Company acquires, owns, manages, trains, and races thoroughbred racing prospects. Embarr Downs works with only the finest trainers, jockeys, veterinarians, blacksmiths, and other service providers, to ensure that our horses are afforded every opportunity to excel. We rely on the highest standards of ethics and do not cut corners, believing that luck in this industry comes only through preparation, hard work, patience, and the professional management of our horses.

"We view the shareholders as co-owners similar to current thoroughbred syndicates," says President/CEO Joseph Wade. "It is expected that as a part owner, the shareholders will view their investment as a long term investment and one in which they can enjoy not only the traditional returns of publicly traded companies but also the unique ability to have access and enjoyment thoroughbred ownership. We are looking forward to a great 2013-2014. We are planning on growing the stables and are looking to expand into other states."

Shareholder Interaction

Shareholders are able and encouraged to attend the race tracks on the day that a Company horse is running. Additionally, shareholders can visit the barn and talk with the trainers. Shareholders will also be able to participate in the walk through events before the race and have their photo taken in the winner's circle should the horse win. Shareholders can also visit on race days, the stables area, trainer's barn and watch morning workouts.

Shareholders will be able to watch the Company’s thoroughbreds’ race on HRTV or TVG. If their cable provider does not offer HRTV or TVG then they can sign up for an account at www.twinspires.com and watch the races from any track.

Expansion Plan

The Company will initially operate the stables operations in California thoroughbred circuit. The Company expects to acquire 8-12 thoroughbreds by June 2014 and up to 5 thoroughbreds capable of racing in allowance and/or stakes level races by the end of 2014. The Company expects to begin implementing a breeding program in 2014. The breeding program is expected to consist of the acquisition of high-quality mares which the Company expects to sell the offspring at auction.

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds. The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing. More information can be found at www.embarrdowns.com Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com